FOR IMMEDIATE RELEASE
For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces 2nd Quarter Earnings and Quarterly Dividend

Lewiston, MAINE (January 19, 2007) - Northeast Bancorp (AMEX: NBN), the parent company of Northeast Bank, reported earnings for the quarter ended December 31, 2006 were $417,355, or $0.17 per diluted share, as compared to earnings for the same period last year of $1,071,196, or $0.42 per diluted share. The decline in net income resulted primarily from decreased net interest income due to continuing margin compression, a decrease in earning assets and the costs associated with the Company's recent insurance agency acquisitions. In light of difficult market conditions during the quarter, management's primary strategy was to position the Company for the future through continued diversification in its sources of income, maintenance of credit quality and expansion of its nonbanking operations. In addition, the Company sought to achieve an asset/liability position that will allow the Company to take advantage of the expected return of a more customary interest rate environment at some point in the future.

During the past quarter, the Company reported it acquired two additional insurance agencies, rounding out its number of insurance offices to 10 and management projects that annual insurance commissions will increase by approximately $895,000. "Driving these decisions is our strategic mission to provide our customers with one-stop shopping for all financial services. In order to accomplish this goal and remain profitable we will continue to leverage our infrastructure and seek to grow non-interest income. While we recognize that the impact of intangible amortization will affect short-term results as we've experienced this past quarter; we are excited about the growth potential in this business line," reported Jim Delamater, President and CEO of Northeast Bancorp.

The decline in earnings was attributable to the ongoing impact of the interest rate environment. "The banking industry is experiencing the 7th straight quarter with a relatively flat or inverted yield curve which continues to impact our cost of funds. Our commitment to developing revenue streams that are independent of the rate environment has never been more focused," said Delamater.

Income from insurance, investment and trust activities increased 38%, or $332,126, for the quarter ended December 31, 2006, and 23%, or $396,511, for the six-months ended December 31, 2006. Non-interest income represented 30% of total revenues.

Non-interest income levels increased to $1,954,941 for the quarter ended December 31, 2006 as compared to $1,522,021 for the same period in 2005, an increase of 28%, and increased to $3,483,498 for six months ended December 31, 2006 as compared to $3,110,038 for the same period in 2005, an increase of 12%. Increases in both periods were attributable primarily to income from insurance, investment and trust activities.

Earnings reflect non-cash expenses attributable to the company's aggressive focus on revenue diversification. "The quality of Northeast's earnings remains strong as non-interest income now makes up approximately 30% of our total revenue mix and we are positioned to continue to see results from these efforts," continued Delamater.

In addition, the Board of Directors declared a dividend of $0.09 per share payable on February 23, 2007 to shareholders of record as of the close of business on February 2, 2007. As of December 31, 2006, Northeast Bancorp had total assets of approximately $559 million. Northeast Bancorp common shares trade on the American Stock Exchange with approximately 2.4 million shares outstanding and, as of December 31, 2006, had a book value of $16.78 per share, an increase from $16.11 at the end of the same period last year.

The Company reports that it also continues to focus on increasing shareholder value and, as part of those efforts, it regularly reviews its capital levels and evaluates the repurchase of its common stock whenever this action is deemed to be a good investment and in the best interests of shareholders. As a result, the board recently announced the approval of a stock repurchase plan authorizing the repurchase of up to 200,000 shares through December 31, 2007.

Delamater noted, "We continue to seek to increase our franchise value by growing our non-interest income and adding many new customers, as evidenced by the recent insurance agency acquisitions in new market areas. It is our goal to grow at a steady rate and continue to increase our ability to deliver multiple products and services to each and every household we serve. In addition, it is our priority to maintain strict underwriting standards and to adhere to our interest rate policies to protect the integrity of our balance sheet and asset/liability position.

Northeast Bancorp, headquartered at 500 Canal Street, Lewiston, ME 04240, is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly-owned subsidiary, Northeast Bank Insurance Group, Inc., operates 22 retail and insurance locations and derives its income from a combination of traditional banking services and non-traditional financial products and services including insurance and investments.

Management encourages present and prospective shareholders to contact President and CEO Jim Delamater directly to discuss the Company, its products and services, and ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person wishing to utilize the services of Northeast Bancorp or its subsidiaries or interested in learning more about the Company can access its web site at www.northeastbank.com.

---------------------------------------------------------------------------------------------------------------------

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Northeast Bancorp. Such forward-looking statements reflect the Company's current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projects about its business and its industry, and they involve inherent risks and uncertainties. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in technology, changes in securities markets, and the availability of and the costs associated with sources of liquidity. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements. For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2006.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information--Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP (Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended			Six Months Ended
	December 31,		%	December 31,		%
	2006	2005	Change	2006	2005	Change
Selected financial information

Income statement data:

Interest income	$ 8,968	$ 8,766	2%	$ 17,924	$ 17,446	3%
Interest expense	5,034	4,037	25%	9,941	7,982	25%
Net interest income	3,934	4,729	-17%	7,983	9,464	-16%
Provision for loan losses	376	300	25%	676	601	12%
Net interest income after
provision for loan losses	3,558	4,429	-20%	7,307	8,863	-18%
Gain on sale of loans	145	67	116%	240	167	44%
Gain on securities	16	3	433%	20	10	100%
Other noninterest income	1,794	1,452	24%	3,224	2,933	10%
Noninterest expense	4,964	4,386	13%	9,634	8,845	9%
Operating income before income tax	549	1,565	-65%	1,157	3,128	-63%
Income tax expense	132	494	-73%	285	1,015	-72%
Net income	$ 417	$ 1,071	-61%	$ 872	$ 2,113	-59%

Per share data:
Basic earning per common share	$ 0.17	$ 0.42	-60%	$ 0.36	$ 0.84	-57%
Diluted earnings per common share	$ 0.17	$ 0.42	-60%	$ 0.35	$ 0.83	-58%
Weighted average shares outstanding:
Basic	2,452,529	2,526,017	-3%	2,450,646	2,524,335	-3%
Diluted	2,471,365	2,556,492	-3%	2,470,994	2,555,845	-3%

Book value per share	16.78	16.11		16.78	16.11
Tangible book value per share	14.49	15.14		14.49	15.14

Net interest margin	2.91%	3.46%		2.96%	3.45%
Net interest spread	2.57%	3.19%		2.62%	3.17%
Return on average assets (annualized)	0.29%	0.74%		0.31%	0.73%
Return on equity (annualized)	4.01%	10.48%		4.26%	10.32%
Tier I leverage ratio (Bank)	8.56%	8.72%		8.56%	8.72%
Tier I risk-based capital ratio (Bank)	11.55%	11.66%		11.55%	11.66%
Total risk-based capital ratio (Bank)	12.80%	12.91%		12.80%	12.91%
Efficiency ratio	84%	70%		84%	70%
Nonperforming loans	4,898	3,714		4,898	3,714
Total nonperforming assets	4,902	3,779		4,902	3,779
Nonperforming loans as a % of total loans	1.13%	0.83%		1.13%	0.83%
Nonperforming assets as a % of total assets	0.88%	0.67%		0.88%	0.67%

	December 31,		%
	2006	2005	Change
Balance sheet highlights:

Investment securities	$ 82,426	$ 78,918	4%
Loans held for sale	946	441	115%
Loans	434,674	447,896	-3%
Allowance for loan losses	5,758	5,577	3%
Total assets	559,556	567,726	-1%

Deposits:
NOW and money market	64,118	74,035	-13%
Savings	20,914	26,751	-22%
Certificates of deposits	218,651	203,970	7%
Brokered time deposits	32,313	56,734	-43%
Noninterest-bearing deposits	35,275	39,334	-10%
Total deposits	371,271	400,824	-7%

Borrowings	101,335	90,013	13%
Shareholders' equity	41,153	40,720	1%

Shares outstanding	2,452,632	2,527,332	-3%